Exhibit 99

Masco Corporation Announces Offers to Purchase Notes Due 2020, 2022, 2029 and 2032 for up to the Maximum Tender Series Cap for Each Series

Taylor, Mich., (June 12, 2017) — Masco Corporation (NYSE: MAS) (“Masco”) today announced the commencement of cash tender offers (the “Tender Offers”) for the debt securities in the table below (collectively, the “Notes”).

Up to the Maximum Series Tender Cap(a)

of the Outstanding Securities Listed Below

Title of Security	CUSIP Number	Outstanding Principal Amount	Maximum Series Tender Cap	U.S. Treasury Reference Security	Bloomberg Reference Page	Fixed Spread	Early Tender Payment (b)(c)
7.125% Notes due 2020	574599BG0	$500,000,000	$340,000,000	1.625% UST due 3/15/2020	FIT5	+50 bps	$30
5.95% Notes due 2022	574599BH8	$400,000,000	$85,000,000	1.75% UST due 5/31/2022	FIT1	+75 bps	$30
7.75% Notes due 2029	574599AT3	$296,000,000	$85,000,000	2.375% UST due 5/15/2027	FIT1	+165 bps	$30
6.50% Notes due 2032	574599AY2	$300,000,000	$85,000,000	2.375% UST due 5/15/2027	FIT1	+195 bps	$30

(a)	The offers with respect to the Notes are subject to the aggregate purchase price (excluding accrued and unpaid interest) with respect to each series of Notes as set forth in the table above (each, a “Maximum Series Tender Cap”).
(b)	Per $1,000 principal amount.
(c)	The Total Consideration for Notes validly tendered prior to or at the Early Tender Date (as defined below) and accepted for purchase is calculated using the applicable Fixed Spread (as defined below) and is inclusive of the Early Tender Payment.

The Tender Offers consist of offers to purchase for cash Masco’s 7.125% Notes due 2020, 5.95% Notes due 2022, 7.75% Notes due 2029 and 6.50% Notes due 2032 up to the Maximum Series Tender Cap for each series of Notes.

The Tender Offers for the Notes will expire at 11:59 p.m. New York City time, on July 11, 2017 unless extended or earlier terminated (the “Expiration Date”). Holders of the Notes must validly tender and not validly withdraw their Notes prior to or at 5:00 p.m., New York City time, on June 23, 2017 unless extended or earlier terminated (the “Early Tender Date”), to be eligible to receive the total consideration for such Notes, which is inclusive of an amount in cash equal to the applicable amount set forth in the table above under the heading “Early Tender Payment” (the “Early Tender Payment”). Holders of the Notes who validly tender their Notes after the Early Tender Date but prior to or at the Expiration Date will be eligible to receive the total consideration for such Notes minus the Early Tender Payment. All Notes tendered prior to or at the Early Tender Date will have priority over Notes tendered after the Early Tender Date.

Subject to applicable law, Masco may increase or decrease the amounts of cash available for purchase of any of the Notes in its sole discretion.

The Tender Offers are being made pursuant to an Offer to Purchase dated June 12, 2017 (the “Offer to Purchase”), which sets forth a more detailed description of the Tender Offers. Holders of the Notes are urged to read carefully the Offer to Purchase before making any decision with respect to the Tender Offers.

The applicable consideration (the “Total Consideration”) payable for each $1,000 principal amount of each series of Notes validly tendered and accepted for payment pursuant to the Tender Offers will be determined in the manner described in the Offer to Purchase by reference to the applicable fixed spread for such Note (the “Fixed Spread”) specified in the table above plus the applicable yield to maturity based on the bid-side price of the applicable U.S. Treasury Notes specified in the table above, calculated as of 11:00 a.m., New York City time, on June 26, 2017, unless extended or earlier terminated. In addition to the Total Consideration, Masco will also pay accrued and unpaid interest on Notes purchased up to, but not including, the applicable settlement date. The settlement date for any Notes validly tendered and accepted for payment on the Early Tender Date is expected to be promptly after the Early Tender Date and is expected to be June 27, 2017. The settlement date for any Notes validly tendered and accepted for payment after the Early Tender Date is expected to be promptly after the expiration of the Tender Offers and is expected to be July 12, 2017.

The Notes may be validly withdrawn at any time prior to or at 5:00 p.m., New York City time, on June 23, 2017, unless such date and time is extended or earlier terminated by Masco, but not thereafter.

The obligation of Masco to accept for purchase and to pay the Total Consideration and the accrued and unpaid interest on Notes purchased pursuant to the Tender Offers is not subject to any minimum tender condition, but is subject to satisfaction or waiver of certain other conditions described in the Offer to Purchase. These conditions include the consummation of a debt financing, which Masco is commencing concurrently with the Tender Offers, on terms and conditions satisfactory to Masco and resulting in the receipt of net proceeds sufficient to fund $590 million of the Total Consideration and accrued interest in the Tender Offers.

Masco has retained J.P. Morgan Securities LLC and RBC Capital Markets, LLC to serve as dealer managers for the Tender Offers. D.F. King & Co., Inc. has been retained to serve as the information agent and the depositary for the Tender Offers.

Questions regarding the Tender Offers may be directed to: J.P. Morgan Securities LLC at (866) 834-4666 (toll free) or (212) 834-3424 or RBC Capital Markets, LLC at (877) 381-2099 (toll free) or (212) 618-7822. The Offer to Purchase may be obtained from D.F. King & Co., Inc. by calling toll-free at (866) 796-3441 (bankers and brokers can call collect at (212) 269-5550) or e-mailing mas@dfking.com.

This news release shall not be construed as an offer to purchase or sell or a solicitation of an offer to purchase or sell any of the Notes or any other securities. Masco, subject to applicable law, may amend, extend or terminate the Tender Offers and may postpone the acceptance for purchase of, and payment for, the Notes so tendered. The Tender Offers are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Masco, the dealer managers, the information agent or the depositary makes any recommendations as to whether holders of the Notes should tender their Notes pursuant to the Tender Offers.

Headquartered in Taylor, Mich., Masco Corporation is a global leader in the design, manufacture and distribution of branded home improvement and building products. Masco’s portfolio of industry-leading brands includes Behr® paint; Delta® and Hansgrohe® faucets, bath and shower fixtures; KraftMaid® and Merillat® cabinets; Milgard® windows and doors; and HotSpring® spas. Masco leverages its powerful brands across product categories, sales channels and geographies to create value for its customers and shareholders. For more information about Masco Corporation, visit masco.com.

Cautionary Statements

This news release contains statements about future events and expectations, or forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These projections and statements reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain risk factors, including those described in and incorporated by reference into the Offer to Purchase. Masco undertakes no obligation to update the information contained in this news release to reflect subsequently occurring events or circumstances.

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Investor Contact

David Chaika

Vice President, Treasurer and Investor Relations

313-792-5500

david_chaika@mascohq.com